Exhibit 3.1

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
FOR SERIES B PREFERRED STOCK
OF
ALPINE 4 TECHNOLOGIES LTD.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Alpine 4 Technologies Ltd., a Delaware corporation (the "Company"), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 500 shares designated “Series B Preferred Stock,” with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Certificate of Incorporation, to amend the Company's Certificate of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series B Preferred Stock, par value $.0001 per share (the "Series B Stock"), which Series B Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series B Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series B Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and directed to issue shares of the Series B Preferred Stock.

FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i)  to execute, deliver and file, on behalf of the  Company, the Amendment and the Certificate of  Designation; (ii) upon filing of the Amendment and the Certificate of  Designation with the Secretary of State of Delaware,  to issue stock certificates representing shares of  Series B Preferred Stock; (iii) to execute, deliver and file any and all additional  certificates, documents or other papers, and to do  any and all things which they may deem necessary or  appropriate in order to authorize the new class of  Preferred Stock, to authorize and issue the new Series B Preferred Stock of such class, as  originally contemplated in the Debenture, and to  implement and carry out all matters herein  authorized pursuant to the intent and purpose of the  foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Series B Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 26th day of November, 2019.

ALPINE 4 TECHNOLOGIES LTD.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

Appendix A

SERIES B PREFERRED STOCK TERMS

1. Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be One Hundred (100).  Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1.00 per share (the “Stated Value”).

2. Dividends.  The Series B Preferred Stock shall not accrue dividends.

3. Voting Rights.

A.        If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have that number of votes (identical in every other respect to the voting rights of the holders of all classes of Common Stock or series of preferred stock entitled to vote at any regular or special meeting of stockholders) equal to two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock.

B. If more than one share of Series B Preferred Stock is issued and outstanding at any time, then each individual share of Series B Preferred Stock shall have the voting rights equal to:

Two hundred percent (200%) of the total voting power of all holders of the Company’s common and preferred stock then outstanding, but not including the Series B Preferred Stock

Divided by:

the number of shares of Series B Preferred Stock issued and outstanding at the time of voting.

C. Except as otherwise required by law or the Company’s Bylaws, the holders of Series B Preferred Stock shall vote together with the holders of all classes of Common Stock on all matters and shall note vote as a separate class. The holders of Series B Preferred Stock shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of all classes of Common Stock entitled to vote at such meetings. No corporate actions requiring majority stockholder approval or consent may be submitted to a vote of the holders of any class of Common Stock which in any way precludes the holders of Series B Preferred Stock from exercising their voting or consent rights as though they are or were a common stock holder. For purposes of determining a quorum for any regular or special meeting of the stockholders, the outstanding shares of Series B Preferred Stock shall be included and shall be deemed as the equivalent of fifty-one percent (51%) of all shares of all classes of Common Stock and preferred stock represented at and entitled to vote at such meetings.

4. Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock then held by the Holder an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

5. Conversion. The Series B Preferred Stock shall be convertible into shares of the Company’s Class A Common Stock only as follows:

A.
In the event that the Holder of Series B Preferred Stock ceases to be a director of the Company, upon such director’s resignation or removal from the board by any means, the shares of Series B Preferred Stock held by such resigning or removed director shall convert automatically into that same number of shares of Class A Common Stock (i.e. on a one-for-one share basis).

B.
Shares of Series B Preferred Stock converted into Class A Common Stock, canceled, or redeemed, shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

6. Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Junior Securities” means all classes of the Common Stock and all other equity securities of the Company.